Exhibit 10.10

Summary Translation of

Loan Agreement for Working Capital

Lender: China Construction Bank Co., Ltd. Yongchuan Branch

Borrower: Chongqing Central BPO Industry Co., Ltd

1.	Purpose of loan agreement.

The purpose of the loan agreement is to allow the Borrower to finance its working capital needs.

2.	Amount of loan.

RMB 8,000,000

3.	Loan term.

The loan term is twelve months, from September 19, 2014 to September 18, 2015.

4.	Interest rate and method of payment.

Interest shall be paid monthly. The interest rate is adjustable during the term, and the annual borrowing interest rate is approximately 135% of the prevailing PRC prime rate.

5.	Repayment Date.

The Borrower shall repay all loan proceeds in a lump sum on the maturity date.

6.	Prepayment.

The Borrower must give the Lender ten (10) work days notice or obtain the Lender’s written consent if it desires to prepay the loan in advance of its maturity date. There is no prepayment penalty if the Lender accepts the Borrower’s prepayment request.

6.	Liability of breach of contract.

If there is a breach of the terms of the agreement, the Lender has the right, among other actions, to: 1) accelerate the loan (including all fees, costs and interest); 2) unilaterally terminate the agreement; and 3) deduct from the Borrower’s bank accounts opened at the Lender without judicial process, to pay principal, interest and other expenses due pursuant to the agreement.

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